Exhibit 99.1
METER READINGS HOLDING GROUP, LLC
AND SUBSIDIARIES
St. Louis, Missouri

CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017

METER READINGS HOLDING GROUP, LLC
AND SUBSIDIARIES
St. Louis, Missouri

CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Meter Readings Holding Group, LLC and Subsidiaries
St. Louis, Missouri

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Meter Readings Holding Group, LLC and Subsidiaries, which comprise the consolidated balance sheet as of September 30, 2017, and the related consolidated statement of comprehensive loss, changes in members’ deficit, and cash flows for the fiscal year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

1.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meter Readings Holding Group, LLC and Subsidiaries as of September 30, 2017, and the results of their operations and their cash flows for the fiscal year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
April 19, 2018

2.

METER READINGS HOLDING GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
September 30, 2017
(Dollars in thousands, except unit data)

ASSETS
Current assets
Cash and cash equivalents	$4,357
Accounts receivable, less allowances for doubtful accounts and sales returns of $2,699	120,879
Inventories, net	55,846
Prepaid expenses, deferred costs, and other current assets	14,857
Unbilled revenue	8,201
Total current assets	204,140

Property and equipment, net	30,410

Goodwill	222,183
Identifiable intangible assets, net	76,024
Capitalized software, net	19,190
Deferred tax assets	10,954
Other long-term assets	300

Total assets	$563,201

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities
Accounts payable	$76,110
Accrued expenses	42,332
Deferred revenue	6,247
Current portion of long-term debt	4,505
Total current liabilities	129,194

Long-term debt, less current portion	429,154
Revolving credit facility	37,048
Other long-term liabilities	37,280

Total liabilities	632,676

Commitments and contingencies (Notes 8 and 17)

Members' deficit
Members' equity, 1,390,972 common units authorized, 1,320,972 issued and outstanding	121,259
Accumulated other comprehensive loss	(1,408)
Accumulated deficit	(191,681)
Total members' deficit in Meter Readings Holding Group, LLC and Subsidiaries	(71,830)
Noncontrolling interest in Aclara Meters Philippines, Inc.	2,355
Total members' deficit	(69,475)
Total liabilities and members' deficit	$563,201

See accompanying notes to the consolidated financial statements.

3.

METER READINGS HOLDING GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
For the fiscal year ended September 30, 2017
(Dollars in thousands, except unit data)

Net sales	$489,393

Cost of sales	334,046

Gross margin	155,347

Operating expenses
Selling, research and development, and general and administrative expenses	139,323

Income before other expense	16,024

Other expense
Interest expense	30,506
Acquisition costs	145
Management fees	1,427
Other expense, net	1,753

Loss before income tax benefit	(17,807)

Income tax benefit	5,546

Net loss	(12,261)

Net income attributable to noncontrolling interest	67

Net loss attributable to controlling interest	(12,328)

Other comprehensive loss
Foreign currency translation adjustment	(1,160)

Comprehensive loss attributable to controlling interest	$(13,488)

See accompanying notes to the consolidated financial statements.

4.

METER READINGS HOLDING GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ DEFICIT
For the fiscal year ended September 30, 2017
(Dollars in thousands, except unit data)

	Controlling Interest
	Members' Equity	Accumulated Other Comprehensive Loss	Accumulated Deficit	Controlling Interest	Non-controlling Interest	Total Members' Equity (Deficit)

Balance as of September 30, 2016	$120,183	$(248)	$(80,129)	$39,806	$—	$39,806

Distributions	—	—	(99,224)	(99,224)	—	(99,224)

Share based compensation	1,076	—	—	1,076	—	1,076

Purchase of controlling interest in Aclara Meters Philippines, Inc.	—	—	—	—	2,284	2,284

Other comprehensive (loss) income	—	(1,160)	—	(1,160)	4	(1,156)

Net (loss) income	—	—	(12,328)	(12,328)	67	(12,261)

Balance as of September 30, 2017	$121,259	$(1,408)	$(191,681)	$(71,830)	$2,355	$(69,475)

See accompanying notes to the consolidated financial statements.

5.

METER READINGS HOLDING GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
For the fiscal year ended September 30, 2017
(Dollars in thousands, except unit data)

Cash flows from operating activities
Net loss	$(12,261)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,804
Non-cash interest due to accretion	964
Share based compensation	1,076
Deferred income taxes	(6,589)
Loss on sale of property and equipment	191
Amortization of deferred financing costs	1,807
Changes in operating assets and liabilities:
Accounts receivable	(16,061)
Unbilled revenue	3,899
Inventories	(30,109)
Prepaid expenses, deferred costs, and other current assets	(7,208)
Other long-term assets	82
Accounts payable	20,421
Accrued expenses	12,895
Deferred revenue	(1,902)
Other long-term liabilities	9,703
Net cash provided by operating activities	9,712

Cash flows from investing activities
Purchases of property and equipment	(10,216)
Proceeds from sale of property and equipment	525
Cash paid for capitalized software	(5,427)
Cash paid for acquisition, net of cash and cash equivalents acquired	(1,841)
Net cash used in investing activities	(16,959)

Cash flows from financing activities
Borrowings under revolving credit facility	317,911
Payments on revolving credit facility	(287,960)
Proceeds from long-term debt	105,000
Payments for long-term debt	(3,978)
Payments for capital leases	(320)
Payment of deferred financing costs	(2,567)
Payment of contingent consideration	(17,523)
Distributions	(99,224)
Net cash provided by financing activities	11,339

Effect of foreign currency on cash and cash equivalents	(1,469)

Net change in cash and cash equivalents	2,623

Cash and cash equivalents, as of the beginning of the fiscal year	1,734

Cash and cash equivalents, as of the end of the fiscal year	$4,357

Supplemental disclosures of cash flow information
Cash paid during the fiscal year for:
Interest	$26,497
Noncash investing and financing activities:
Original issue discount associated with long-term debt	$263
Property and equipment acquired under a capital lease	1,144

In connection with the acquisition, assets acquired and liabilities assumed were as follows:
Fair value of assets acquired, net of cash and cash equivalents acquired	$6,375
Fair value of liabilities assumed	(4,534)
Cash paid for acquisition, net of cash and cash equivalents acquired	$1,841

See accompanying notes to the consolidated financial statements.

6.

METER READINGS HOLDING GROUP, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the fiscal year ended September 30, 2017
(Dollars in thousands, except unit data)

NOTE 1 – NATURE OF OPERATIONS

Meter Readings Holding Group, LLC (the “Company”), which was formed on March 4, 2014 as a Delaware limited liability company, owns all issued and outstanding equity interests of its three wholly owned corporations, Meter Readings Holding I, Meter Readings Holding II, and Meter Readings Holding V, all Delaware corporations, and their jointly wholly owned subsidiary, Meter Readings Holding LLC (“MRH”), a Delaware limited liability company, which owns all issued and outstanding equity interest of Aclara Technologies LLC (“Aclara”), an Ohio limited liability company, and its wholly owned subsidiary, Aclara International LLC (the “International Interests”), a Missouri limited liability company; Aclara Meters LLC (“Aclara Meters”), a Delaware limited liability company, and its wholly owned subsidiaries, Aclara Meters UK LTD (“UK”), a registered United Kingdom company, Aclara Meters S.L. (“Spain”), a registered Spanish company, Aclara India Private Limited, a registered Indian company, Aclara Japan Godo Kaisha, a registered Japanese company, Aclara Meters Chile SpA, a registered Chilean company, Aclara Meters Canada Inc., a registered Canadian company, Aclara Belgium, a registered Belgian company, and Aclara International Holdings, Inc., a Delaware C corporation; Smart Grid Solutions LLC (“SGS”), a Delaware limited liability company, and Distribution Control Systems Caribe, Inc. (“Caribe”), a Puerto Rico corporation. The Company is also a 65.00% owner of Aclara Meters Philippines, Inc. (“AMP”), a Philippines corporation. The Company acquired all the issued and outstanding equity interests of Aclara and Caribe on March 28, 2014, certain assets and liabilities of Aclara Meters on December 21, 2015, certain assets and liabilities of SGS on March 1, 2016, certain assets and liabilities of a grid monitoring product line (“LightHouse”) on August 9, 2016, and 65.00% of the issued and outstanding interests of AMP on July 31, 2017.

The Company is a supplier of smart infrastructure solutions to electric, gas, and water utilities. With roots dating back over 130 years and an installed base of over 60 million endpoints, the Company is a major metering infrastructure provider and serves all three utility market verticals. The Company also offers industry software enabled installation and maintenance services. The Company provides these technologies to over 800 utilities in 36 countries, offering utility providers the solutions to connect with their customers. The Company also maintains end-to-end data capture, transfer, and processing capabilities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

Basis of Presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America (“U.S. GAAP”).

Business Combinations: Business combinations are accounted for under the acquisition method, in which assets acquired and liabilities assumed are recorded at estimated fair values as of the date of acquisition. Accounting Standards Codification Topic 805, Business Combinations, (“ASC 805”) reflects the overall principle that when an entity (the acquirer) takes control of another entity (the acquiree), the fair value of the underlying exchange transaction is used to establish a new accounting basis of the acquired entity. Furthermore, obtaining control leaves the acquirer responsible and accountable for all the acquiree’s assets, liabilities, and operations, the operating results are included in the Company’s consolidated financial statements from the date of acquisition.

(Continued)

7.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of sales and expenses during the fiscal year. The Company routinely evaluates the estimates and assumptions related to the allowance for doubtful accounts, reserves for excess and obsolete inventories, reserves for product warranties, the valuation of deferred tax assets and liabilities, the valuation of uncertain income tax positions, the value of unit-based awards, the valuation of goodwill and identifiable intangible assets, and litigation and other loss contingencies. Actual results could differ from those estimates.

Sales Recognition: Sales are primarily recognized as products are shipped or services rendered, customers take ownership and assume risk of loss, collection of the related receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed and determinable.

Net sales are comprised of gross sales less provisions for discounts, allowances, and rebates, and are recognized net of sales tax collected. The Company records rebates and allowances to customers as a reduction of sales. Two customers accounted for 11.7% and 9.7%, respectively, of total sales for the fiscal year. The Company’s revenue arrangements contain software components and/or multiple element arrangements. The application of U.S. GAAP requires judgment, including the determination of whether an arrangement includes multiple elements and estimates of the fair value of the elements, using vendor-specific objective evidence of fair value (“VSOE”), if it exists, otherwise third-party evidence or estimated selling price. Changes to the elements in an arrangement, and the ability to identify fair value for those elements, could materially impact the amount of earned and/or deferred revenue. Management of the Company accrues for estimated returns and allowances at the time of sale based on historical factors and other contractual terms.

The Company has a transition services agreement (“TSA”) with the former parent company of SGS, Apex CoVantage LLC (“Apex”). Under the terms of the TSA, SGS provides certain services to Apex to satisfy a subcontractor agreement that Apex has with one customer. During the fiscal year, the Company provided nearly all services required to satisfy the subcontractor agreement on behalf of Apex and recognized revenue that it received under the TSA on a gross basis.

Cash and Cash Equivalents: The Company considers demand deposits at banks and highly liquid investments with a maturity of three months or less to be cash equivalents. The Company maintains funds on deposit with certain banks at times that exceed the federally insured limits in the United States of America. The Company has not experienced any losses of such deposits. The Company also maintains uninsured foreign cash accounts and has not experienced any losses in these accounts during the fiscal year.

(Continued)

8.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable: Accounts receivable is carried at original invoice amount less an allowance for doubtful accounts. Credit is extended based on an evaluation of a customer’s financial condition. Generally, collateral is not required, and payment terms vary by customer. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, the financial condition of a customer, the Company’s previous loss history, and the condition of the general economy. The Company writes-off accounts receivable when deemed uncollectible, and payments subsequently received on such accounts receivable are recognized as a reduction of bad debt expense. The Company does not charge interest on past due accounts receivable. Two customers accounted for approximately 15.7% and 10.1% of the Company’s accounts receivable, respectively, of the Company’s total accounts receivable as of September 30, 2017.

Unbilled Revenue: Unbilled revenue is recorded when sales are recognized upon product shipment, product performance, or service delivery and invoicing occurs later. The Company had unbilled revenue for contract retainage of $8,201 as of the end of the fiscal year. The total amount of unbilled revenue is expected to be billed and collected by September 30, 2018.

Inventories: Inventories primarily consist of finished goods and components and work in process. Inventories are valued at the lower of cost or net realizable value with cost principally determined by the weighted-average method. Provisions are made to reduce excess and obsolete inventories to their estimated net realizable value.

Property and Equipment: Property and equipment are stated at cost less accumulated depreciation and amortization (adjusted to estimated fair value for property and equipment acquired as part of acquisitions). Depreciation and amortization are computed primarily on a straight-line basis over the estimated useful lives of the assets or shorter of the estimated useful lives of the assets or lease term for leasehold improvements. When properties are retired or otherwise disposed of, the appropriate accounts are relieved of cost and accumulated depreciation, and any resulting gain or loss is recognized. Repairs, minor renewals, and betterments are expensed as incurred.

The estimated useful lives of property and equipment are as follows:

Leasehold improvements	Shorter of useful life or lease term
Buildings	30 years
Machinery and equipment	2-7 years
Office furniture and equipment	2-7 years

(Continued)

9.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Due to the goodwill that exists on foreign currency balance sheets, the value of goodwill as of September 30, 2017 included a decrease of $511 due to foreign currency impact when compared to the purchase price allocation and goodwill resulting from acquisitions. Goodwill is not amortized. Before testing for impairment of goodwill, management of the Company considers whether to first assess qualitative factors to determine if the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the two-step impairment test is required. If, as the result of the qualitative assessment, management of the Company determines that the two-step impairment test is required, or, alternatively, if management of the Company elects to forego the qualitative assessment, management of the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds the carrying value, goodwill is not impaired, and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied goodwill is less than the carrying amount, a write-down is recorded. The Company determined that no impairment of goodwill existed as of September 30, 2017.

Capitalized Software: The costs incurred for the development of computer software that will be sold, leased, or otherwise marketed are charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is typically established upon completion of a detailed program design. Costs incurred after this point are capitalized on a project-by-project basis. Capitalized costs consist of internal and external development costs. Upon general release of the product to customers, the Company ceases capitalization for that release and begins amortization, which is calculated on a project-by-project basis on a straight-line method over the estimated economic life of the product. As new software releases with added features are developed, those costs will also be capitalized and placed in service when the release is issued to the field. The Company does not capitalize development costs relating to software that is sold as an integral part of a product as the costs incurred from the establishment of technological feasibility, and upon conclusion of all research and development activities of the product, to the time of general release are immaterial. The Company generally amortizes purchased software over a three-year period and internally developed software development costs over a five-year period based upon the estimated future economic life of the product.

Identifiable Intangible Assets: The Company accounts for acquisitions under the purchase method of accounting. Identifiable intangible assets that are separable from goodwill and have determinable useful lives are valued separately and amortized by the straight-line method over their useful lives. Identifiable intangible assets that have indefinite lives are not amortized. Identifiable intangible assets include customer relationships, trademarks and trade names, capitalized software and software opportunity costs, customer relationships, non-compete agreements, and patents.

Customer relationships	3-13 years
Trademarks and trade names	Indefinite life
Capitalized software and software opportunity costs	3 – 5 years
Non-compete agreements	5 years
Patents	6 years

(Continued)

10.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Lived Assets: Long-lived assets to be held are reviewed for events or changes in circumstances that indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets, including property and equipment and identifiable amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. If such a change in circumstances occurs, the related estimated future undiscounted cash flows expected to result from the use of the asset group and its eventual disposition is compared to the carrying amount. If the sum of the expected cash flows is less than the carrying amount, an impairment charge is recorded. The impairment charge is measured as the amount by which the carrying amount exceeds the fair value of the asset. The fair value of impaired assets is determined using expected cash flow estimates, quoted market prices when available and appraisals as appropriate. Management of the Company determined that no impairment of long-lived assets existed as of September 30, 2017.

Assets Held for Sale: During the fiscal year ended September 30, 2016, the Company vacated a building it owned and actively marketed it for sale. The Company sold the building and associated land for $525 on April 18, 2017. The Company recognized a loss of $191 when the sale occurred. As of September 30, 2017, there were no assets held for sale.

Indefinite-Lived Assets: Management of the Company considers qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of indefinite-lived assets are less than their carrying amount. If, as the result of the qualitative assessment, management of the Company determines that the indefinite-lived asset may be impaired, management of the Company tests for impairment by comparing the fair value with the book value. Management of the Company determined that no impairment of indefinite-lived assets existed as of September 30, 2017.

Income Taxes: The Company is subject to income taxes and audits in the United States of America and multiple foreign taxing jurisdictions. The Company makes adequate provisions for the best estimates of exposures on previously filed tax returns. The accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of the tax position taken or expected to be taken in a tax return. For any amount of benefit to be recognized, it must be determined that it is more-likely-than-not that a tax position will be sustained upon examination by taxing authorities based on the technical merits of the position. The amount of benefit to be recognized is based on the Company’s assertion of the most likely outcome resulting from an examination, including resolution of any related appeals or litigation processes. Companies are required to reflect only those positions that are more-likely-than-not to be sustained.

The Company also accounts for income taxes in accordance with the applicable accounting guidance which requires that the deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. The effect of a change in statutory tax rates is recognized in the period that includes the enactment date. Additionally, deferred tax assets are required to be reduced by a valuation allowance if it is more-likely-than-not that some portion or all of the deferred tax asset will not be realized. The factors used to assess the likelihood of realization of deferred tax assets are the forecast of future taxable income, available tax planning, strategies that could be implemented to realize the net deferred tax assets, and future reversals of deferred tax liabilities. Failure to achieve forecasted taxable income can affect the ultimate realization of net deferred tax assets.

Advertising Costs: The Company expenses advertising, sales promotion, and other product-related costs as incurred.

(Continued)

11.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Financing Costs: Deferred financing costs represent the costs incurred in connection with obtaining debt financing. The Company amortizes deferred financing costs to interest expense using the effective interest rate method over the term of the related debt instruments. As of September 30, 2017, the Company had net deferred financing costs of $12,363. The Company capitalized deferred financing costs of $2,567 during the fiscal year and recognized amortization expense associated with all deferred financing costs of $1,807 during the fiscal year. Total deferred financing accumulated amortization was $2,004 as of the end of the fiscal year.

Deferred Revenue and Costs:  Deferred revenue and costs are recorded when products or services have been provided but the criteria for revenue recognition have not been met (adjusted to estimated fair value for deferred revenue and deferred costs acquired as part of acquisitions). If there is a customer acceptance provision or there is uncertainty about customer acceptance, revenue and costs are deferred until the customer has accepted the product or service.

Product Warranties: The reserve for product warranties includes the expected costs of warranty obligations imposed by contract related to the Company’s sales of its products and services. Estimates are principally based on assumptions regarding the warranty and return costs associated with the products sold under each customer contract based upon its historical experience with such claims and returns. The Company records the accrual for warranty costs as a current liability if the anticipated settlement of those costs will be completed in the fiscal year subsequent to the consolidated financial statements; anticipated settlements beyond then are recorded as long-term liabilities. Long-term product warranty liabilities are recorded net of anticipated payments from customers under each contract and when the amount of such net costs is reasonably determinable are discounted at the Company’s incremental borrowing rate.

Research and Development Costs: Company-sponsored research and development costs include material and personnel costs for products, research and development related to the Company’s products and services. Company-sponsored product development costs are charged to expense when incurred. Research and development costs were $41,833 for the fiscal year, which was included in operating expenses in the consolidated statement of comprehensive loss.

Foreign Currency Translation: The Company’s consolidated financial statements are reported in U.S. dollars. Assets and liabilities of international subsidiaries with non-U.S. dollar functional currencies are translated to U.S. dollars at the exchange rates in effect on the consolidated balance sheet date, or the last business day of the fiscal year, if applicable. Sales and expenses for each subsidiary are translated to U.S. dollars using a weighted average rate for the relevant fiscal year. Translation adjustments resulting from this process are included in other comprehensive loss. Foreign currency losses totaled $1,160 for the fiscal year. Gains and losses that arise from exchange rate fluctuations for monetary asset and liability balances that are not denominated in an entity’s functional currency and transactional gains and losses are included within other expense, net in the consolidated statement of comprehensive loss. Net gains totaled $806 for the fiscal year.

Unit-Based Compensation: The Company provides compensation benefits to certain key employees of the Company under a unit-based plan providing for employee stock options. Unit-based payment expense is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the requisite service period (generally the vesting period of the award). The Company accounts for the cost of employee services received in exchange for an award of equity instruments on the grant-date based on the fair value of the award.

(Continued)

12.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Shipping and Handling Costs: Shipping and handling fees charged to customers are included in net sales and shipping and handling costs incurred by the Company are included in cost of sales.

Fair Value of Financial Instruments: Financial Accounting Standards Board (“FASB”) ASC Topic 820, Fair Value Measurements and Disclosures, establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorized assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement.
The three levels are defined as follows:
Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical unrestricted assets or liabilities.
Level 2 - Other inputs that are observable directly or indirectly such as quoted prices in markets that are not active; or other inputs which are observable either directly or indirectly, for substantially the full term of the assets or liabilities.
Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

The Company’s fair value of financial instruments disclosure is based upon information available to management as of September 30, 2017. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, contingent consideration, a revolving credit facility, and long-term debt. The carrying values of cash and cash equivalents, accounts receivable, accounts payable, and contingent consideration approximate their fair values because of the short-term nature of these instruments. The carrying values of the amounts outstanding under the revolving credit facility and long-term debt approximate their fair values as the stated interest rates approximate current market interest rates of debt with similar terms.

Concentrations: As of September 30, 2017, two vendors accounted for approximately 31.00% and 12.00% of the Company’s total accounts payable, respectively.

Recent Accounting Pronouncements: For all accounting pronouncements, the Company follows effective dates for public business entities, except for ASU 2014-09 and ASU 2016-02 as permitted by the SEC transition guidance. In May 2014 and amended in August 2015, the FASB issued Accounting Standards Update ("ASU") No. 2014-09 which amended the Revenue from Contracts with Customers (Topic 606) of the ASC. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company beginning October 1, 2019. The Company is currently evaluating the guidance and its effect on its consolidated financial statements.

(Continued)

13.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. Under the ASU, an acquirer must recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The effect on earnings of changes in depreciation or amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed as of the acquisition date, must be recorded in the reporting period in which the adjustment amounts are determined rather than retrospectively. The guidance was effective for the Company beginning October 1, 2016. The adoption did not have a material impact on the Company’s financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (Topic 740), which requires companies to classify deferred tax assets and liabilities as non-current in a classified statement of financial position. Current guidance requiring the offsetting of deferred tax assets and liabilities of a tax-paying component of an entity and presentation as a single noncurrent amount is not affected. The Company adopted the standard during the fourth quarter of the fiscal year. The adoption did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which provides guidance for accounting for leases. The new guidance requires companies to recognize the assets and liabilities for the rights and obligations created by leased assets, initially measured at the present value of the lease payments. The accounting guidance for lessors is largely unchanged. The guidance will be effective for the Company beginning October 1, 2020. The Company is currently evaluating the guidance and its effect on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Stock Compensation: Improvements to Employee Share-Based Payment Accounting (Topic 718). The new guidance requires all income tax effects of share-based awards to be recognized in the income statement when the awards vest or are settled and allows companies an additional election in the method to estimate forfeitures of share-based payments. The new guidance also requires excess tax benefits to be classified as an operating activity in the statement of cash flows, and cash paid to a tax authority when shares are withheld to satisfy the employer's statutory income tax withholdings be classified as a financing activity. The guidance will be effective for the Company beginning October 1, 2017. The Company is currently evaluating the guidance and its effect on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles: Goodwill and Other (Topic 350), which simplifies the accounting for goodwill impairments by eliminating step two from the goodwill impairment test. The guidance will be effective for the Company beginning October 1, 2020. Due to the effective date, the Company has not started evaluating the expected impact on its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Stock Compensation: Scope of Modification Accounting (Topic 718), which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification. The ASU is effective beginning after October 1, 2018. The Company is currently evaluating the guidance and its effect on its consolidated financial statements.

(Continued)

14.

NOTE 3 – ACQUISITION

On July 31, 2017, the Company acquired 65.00% of the issued and outstanding interests of AMP. The total purchase price of the acquisition was $4,250 of which the entire amount was paid in cash funded through the Company’s working capital. All identifiable assets and liabilities were recorded at their acquisition date fair values. The purchase price of $4,250 was allocated as follows:

Cash and cash equivalents	$2,409
Accounts receivable (contractual amount of $640)	640
Accounts receivable, related party (contractual amount of $416)	416
Inventories	1,360
Prepaid expenses and other current assets	228
Property and equipment	32
Goodwill	1,160
Identifiable intangible assets	2,524
Other long-term assets	15
Accounts payable	(639)
Accrued expenses	(1,530)
Other long-term liabilities	(81)
Noncontrolling interest	(2,284)

Net assets acquired	$4,250

As part of this business acquisition, the Company incurred $42 of transaction costs which were recorded as part of acquisition costs in the accompanying consolidated statement of comprehensive loss for the fiscal year.

This acquisition allowed the Company to expand its global presence into the Philippines. The purchase price was paid in contemplation of the assembled workforce in place and the Company’s growth strategy for the business, which resulted in goodwill of $1,160. This goodwill is not deductible for income tax purposes.

The fair value of the property and equipment acquired was determined utilizing a cost approach, whereby estimates of current costs less allowances for physical deterioration and functional and economic obsolescence are assessed in determining an estimated fair value of the related assets. The fair value of the identifiable intangible asset (a customer list) was estimated using an income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental cash flows attributable solely to the intangible asset over its remaining useful life.

Unaudited pro forma financial information presents statement of comprehensive loss results for the fiscal year as if the acquisition listed above had occurred October 1, 2016. For the fiscal year, pro forma sales were $497,414 and pro forma net loss was $10,735. The historical consolidated financial information of the Company and the acquisition detailed in this note have been adjusted in the pro forma information to give effect to pro forma events that are directly attributable to the transactions, factually supportable, and expected to have a continuing impact on the consolidated results of the Company. Pro forma data may not be indicative of the results that would have been obtained had this acquisition occurred at the beginning of the fiscal year presented, nor is it intended to be a projection of future results.

(Continued)

15.

NOTE 4 – INVENTORIES

Inventories consisted of the following as of September 30, 2017:

Components and work in process	$30,750
Finished goods	29,532
Reserves for excess and obsolete inventories	(4,436)

$55,846

The Company reserves for excess and obsolete inventories based on quantity on hand relative to prior fiscal years’ usage in combination with known future demand. Additionally, the Company considers product life cycle management and may include specific reserves for components at risk for technology obsolescence. Changes in the reserve for excess and obsolete inventories during the fiscal year were as follows:

Balance as of September 30, 2016	$3,226
Current provision for excess and obsolete inventories	2,585
Disposal of excess and obsolete inventories	(1,375)

Balance as of September 30, 2017	$4,436

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of September 30, 2017:

Land and buildings	$4,619
Leasehold improvements	3,761
Machinery and equipment	19,881
Construction in progress	1,591
Office furniture and equipment	16,961
46,813

Less accumulated depreciation	(16,403)

Property and equipment, net	$30,410

Depreciation expense on property and equipment for the fiscal year was $6,555.

(Continued)

16.

NOTE 6 – IDENTIFIABLE INTANGIBLE ASSETS AND CAPITALIZED SOFTWARE

Identifiable intangible assets and capitalized software consisted of the following as of September 30, 2017:

	Gross Amount	Accumulated Amortization	Carrying Value
Customer relationships	$31,414	$(12,635)	$18,779
Trademarks and trade names	16,205	—	16,205
Software opportunity costs	15,611	(5,523)	10,088
Non-compete agreements	48,707	(22,683)	26,024
Patents	8,622	(3,694)	4,928

Identifiable intangible assets	$120,559	$(44,535)	$76,024

Capitalized software	$33,251	$(14,061)	$19,190

The trademarks and trade names are an indefinite lived intangible asset and are not subject to amortization. Amortization expense related to identifiable intangible assets and capitalized software for the fiscal year was $26,249 and was recorded in the accompanying consolidated statement of comprehensive loss both in cost of sales and selling, research and development, and general and administrative expenses as follows:

Cost of sales	$6,045
Selling, research and development, and general and administrative expenses	20,204

$26,249

Estimated amortization expense for the next five years and thereafter for each fiscal year ending September 30 is as follows:

2018	$27,474
2019	22,951
2020	14,689
2021	8,617
2022	3,750
Thereafter	1,528

$79,009

(Continued)

17.

NOTE 7 – ACCRUED EXPENSES

Accrued expenses consisted of the following as of September 30, 2017:

Accrued reserve for product warranties	$17,219
Accrued payroll and benefits	9,675
Accrued sales and property tax	3,216
Accrued interest	2,590
Accrued settlement	3,000
Accrued other expenses	6,632

Total accrued expenses	$42,332

NOTE 8 – CONTINGENCIES

From time to time, the Company may experience litigation arising in the ordinary course of its business. These claims are evaluated for possible exposure by management of the Company and its legal counsel. Management of the Company is not aware of any litigation as of September 30, 2017 that would require an accrual in the Company’s consolidated balance sheet.

NOTE 9 – EARNOUT AGREEMENTS

As part of the liabilities assumed in the SGS acquisition referred to in Note 1, the Company was subject to contingent consideration based on the acquired company’s earnings before interest expense, income taxes, depreciation, and amortization (“EBITDA”) performance during the measurement period. EBITDA is defined as net income after taxes of the SGS, plus interest expense which has been deducted in the determination of net income, minus interest income which has been added in the determination of net income, plus federal, state, and local taxes which have been deducted in determining net income, minus tax benefits which have been included in determining net income, plus depreciation and amortization expenses which have been deducted in determining net income, and plus the EBITDA add-backs as defined in the asset purchase agreement to the extent deducted in determining net income; provided, however, that EBITDA shall be adjusted to exclude 50.00% of the net income of SGS attributable to a specific customer project. Under the terms of the purchase agreement, the total earnout amount of $17,500 was paid in full during the fiscal year. The Company recognized $364 of accreted interest expense during the fiscal year related to the accrued earnout.

Additionally, there is contingent consideration related to a specific customer contract signed during the fiscal year ended September 30, 2016. The additional consideration is equal to up to 2.75% of the contracted project amount, not to exceed $6,875 in aggregate. The initial project value of $211,720 resulted in $5,822 of contingent consideration, of which $3,881 was paid during the fiscal year ended September 30, 2016. During the fiscal year, an additional contracted project amount, defined as the aggregate amount payable by the customer to SGS as set forth in final pricing bid sheets submitted by the seller, had a total value of $1,225 resulting in $34 of additional contingent consideration. Payments of $23 were made during the fiscal year. The final payment is expected to occur during the fiscal year ending September 30, 2019.

The total liability recorded for the project related earnout as of September 30, 2017 was $1,952, which is recorded in other long-term liabilities on the consolidated balance sheet.

(Continued)

18.

NOTE 9 – EARNOUT AGREEMENTS (Continued)

The fair value of the accrued contingent consideration at the acquisition date related to the EBITDA performance was determined using a discounted cash flow approach based on projected future forecasted EBITDA, as specified in the related purchase agreement. The fair value of the accrued contingent consideration at the reporting date related to the specific customer contract was determined using the calculation as outlined in the related purchase agreement.

A summary of the SGS related earnout is as follows:

	EBITDA Earnout	Customer Contract Earnout	Total Earnout

Balance as of September 30, 2016	$17,136	$1,941	$19,077

Accreted interest	364	—	364

Earnout from signed contract	—	34	34

Payments made	(17,500)	(23)	(17,523)

Balance as of September 30, 2017	$—	$1,952	$1,952

NOTE 10 – OPERATING LEASE COMMITMENTS

The Company leases office and warehouse space under non-cancelable operating leases that expire on various dates through December 2027 that also include end of term renewal options. Under the real estate leases, the Company is required to pay its pro rata share of certain operating expenses and real estate taxes. Lease expense for the fiscal year was $5,088.

Minimum lease commitments under existing non-cancelable leases as of September 30, 2017 for fiscal years ending subsequent to September 30, 2017 are as follows:

2018	$6,696
2019	4,898
2020	4,308
2021	3,111
2022	1,559
Thereafter	7,242

$27,814

(Continued)

19.

NOTE 11 – ALLOWANCES FOR DOUBTFUL ACCOUNTS AND RETURNS

The Company recognizes an allowance for doubtful accounts representing an estimate of the probable losses in accounts receivable as of the consolidated balance sheet date based on historical experience of bad debts and a specific review of outstanding customer accounts receivable. Accounts receivable are written-off against the bad debt allowance when the Company believes an account, or a portion thereof, is no longer collectible. The Company also maintains a reserve for sales returns at the consolidated balance sheet date based on historical experience of sales returns and a review of customer specific sales allowances. Sales returns are taken against gross sales and adjustments to the returns allowance are expensed as part of net sales.

The changes in the allowances for doubtful accounts and returns for the fiscal year were as follows:

	Allowance for Doubtful Accounts	Allowance for Returns	Total Accounts Receivable Reserves

Balance as of September 30, 2016	$834	$595	$1,429
(Recovery of) current provision for accounts receivable	(284)	1,551	1,267
Change in valuation	3	—	3

Balance as of September 30, 2017	$553	$2,146	$2,699

NOTE 12 – RESERVES FOR PRODUCT WARRANTIES

The Company issues various types of product warranties under which the Company generally guarantees the performance of products delivered and services provided for a certain period of time or term. The reserves for product warranties, included in accrued expenses and other long-term liabilities on the consolidated balance sheet, includes the expected costs of warranty obligation imposed by contract. Estimates are principally based on assumptions regarding the lifetime warranty costs of each product line and for each fiscal year that the product is installed; as well as, historical claims experience for the products. During the fiscal year, management of the Company revised its estimate for certain long-term product warranties. Due to negotiations with certain customers regarding warranty settlements and commercial upgrades, the estimated long-term warranty reserve for certain products increased by $9,497 during the fiscal year. This change in estimate is included as part of cost of sales in the accompanying consolidated statement of comprehensive loss. The Company also recognized $600 of accreted interest expense related to the long-term portion of the reserve for product warranties as of September 30, 2017.

The changes in the reserves for product warranties for the fiscal year were as follows:

	Short-term	Long-term	Total
Balance as of September 30, 2016	$8,071	$18,412	$26,483
Current provision for product warranty costs	11,985	10,281	22,266
Transfer from long-term to short-term	3,826	(3,826)	—
Product warranty claims paid	(6,663)	(280)	(6,943)

Balance as of September 30, 2017	$17,219	$24,587	$41,806

(Continued)

20.

NOTE 12 – RESERVES FOR PRODUCT WARRANTIES (Continued)

On February 26, 2018, the Company entered into a settlement agreement and executed a contract amendment with a customer to resolve a specific product performance related issue.  The product was shipped prior to the end of the fiscal year, and the issue was known as of September 30, 2017; therefore, the estimated cost of the settlement was recognized in the fiscal year. The settlement amount of $3,000 was taken as a reduction of net sales and $6,395 of additional warranty expense resulting from the contract amendment and was recognized in the current fiscal year. The estimated liability related to the settlement is $9,395 and is included as a component of accrued expenses.

NOTE 13 – REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

Capital Lease

On February 3, 2017, the Company entered a capital lease agreement to finance $1,144 of office furniture for its new corporate headquarters. The office furniture is being amortized on a straight-line basis over seven years.  As of September 30, 2017, total accumulated amortization related to the leased furniture was $253. The terms of the lease are 24 monthly payments to begin on delivery and acceptance, which occurred on two occasions starting in May 2017 and again in August 2017. The current lease rate is based on the three-year London Inter-bank Offered Rate (“LIBOR”) swap rate of 1.73% and the maturity date is July 2019. The following schedule shows future minimum lease payments for future fiscal years ended September 30:

2018	$651
2019	173

$824

Revolving Credit and Security Agreement

The Company maintains a revolving credit and security agreement (the “Credit Agreement”) with a certain lender that originally provided the Company with up to $70,000 in financing. On October 24, 2016, the Credit Agreement was amended increasing the revolving credit facility to $100,000. The revolving credit facility terminates on the earliest of (i) October 24, 2021, (ii) the date that is 90 days prior to the stated maturity of the term loan indebtedness (as defined in the Credit Agreement), or (iii) any earlier time upon which the obligations (as defined in the Credit Agreement) are accelerated and paid in full. The calculation of available funding for the borrowings on the revolving credit facility are based on qualified components of the following assets: 85.00% of accounts receivable with certain restrictions on insured foreign receivables and open retention orders, and the lesser of 65.00% of the cost of inventories and 85.00% of the net orderly liquidation value of inventories, with certain maximum limits by type of inventories (all terms as defined in the Credit Agreement). The available funding under the revolving credit facility is reduced by any outstanding letters of credit and the total availability was $53,993 as of September 30, 2017. This revolving credit facility represents second lien debt with respect to all assets of the Company securing the term loan described below other than current assets of the Company and is first lien debt with respect to current assets of the Company. Amounts outstanding under the Credit Agreement are secured by substantially all assets of the Company including, all receivables, all equipment, all general intangible assets, all inventories, all investment property, all subsidiary stock, and all other personal property and fixtures owned with the first lien debt having priority over the second lien debt. In connection with the Credit Agreement, the Company must meet certain financial and nonfinancial covenants. The Company was in compliance with all financial covenants as of September 30, 2017.

(Continued)

21.

NOTE 13 – REVOLVING CREDIT FACILITY AND LONG-TERM DEBT (Continued)

Amounts outstanding under the revolving credit facility bear interest at the election of the Company at the alternate base rate plus 1.50% with respect to domestic rate Loans and at the eurodollar rate plus 2.50% with respect to eurodollar rate loans (all terms are as defined in the Credit Agreement). As of September 30, 2017, $37,000 of the revolving line of credit balance was locked into various 30-day libor rate tranches at 3.73% and $48 of the revolving line of credit balance was at the prime rate of 5.75%. Interest is payable at the end of each month for domestic rate loans and at the end of the applicable interest period for eurodollar rate loans (quarterly in the case of any interest period of greater than 3 months).

First Lien Term Loan Agreement

On August 29, 2016, the Company entered a new first lien term loan agreement (the “Loan Agreement”) in the amount of $345,000 (in the form of a term loan) with a maturity date of August 29, 2023, of which a) $266,579 was used to satisfy in full in cash and refinance previously outstanding term loan indebtedness and all out of pocket costs and expenses, including a $4,541 prepayment penalty, in connection therewith and b) $65,000 was used to pay a dividend to the Company’s members. There was an original issue discount of 1.50%, or $5,175 associated with the Loan Agreement. This amount is being amortized within deferred financing costs to interest expense using the effective interest rate method over the term of the related Credit Agreement as described above. The Loan Agreement bears interest at a rate per annum equal to the greatest of (a) the base rate, (b) the federal funds rate plus 0.50%, or (c) the eurodollar rate plus 1.00%, with a floor of 5.75%. As of September 30, 2017, interest for amounts outstanding under the term loan was 6.95%. Interest is payable quarterly on the term loan. Principal is paid quarterly at a rate of $1,126 per quarter. On June 20, 2017, the Company borrowed an additional $105,000 in an amendment to the loan agreement which was used to pay all out of pocket costs and expenses in connection therewith and a $99,224 dividend to the Company’s members. There was an original issue discount of 0.25%, or $263 associated with the amendment, which is being amortized over 60 months. As of September 30, 2017, the total outstanding term loan was $446,022 with a maturity date of August 29, 2023.

The Loan Agreement has an excess cash flow provision that began with the fiscal year. The Company must prepay a required percentage of such excess cash flow based on the net leverage ratio as defined in the Loan Agreement. No excess cash flow payment was required for the fiscal year. The term loan facility related to the Loan Agreement represents first lien debt with respect to all assets securing the term loan other than current assets and is second lien debt with respect to current assets of the Company. Amounts outstanding under the Loan Agreement are secured by substantially all assets of the Company including, all receivables, all equipment, all general intangible assets, all inventories, all investment property, all subsidiary stock, and all other personal property and fixtures owned, subject to certain exceptions. In connection with the Loan Agreement, the Company must meet certain financial and nonfinancial covenants.

The Company was in compliance with all financial covenants as of September 30, 2017.

(Continued)

22.

NOTE 13 – REVOLVING CREDIT FACILITY AND LONG-TERM DEBT (Continued)

Long-term debt consisted of the following as of September 30, 2017:

Term loan	$446,022
Less current portion of long-term term loan	(4,505)
Less unamortized deferred financing costs	(12,363)

$429,154

Revolving credit facility	$37,048

Maturities of long-term debt for fiscal years ending subsequent to September 30, 2017 are as follows:

2018	$4,505
2019	4,505
2020	4,505
2021	4,505
2022	4,505
Thereafter	423,497

$446,022

NOTE 14 – BENEFIT PLANS

The Company maintains a 401(k) profit sharing plan (the “401(k) Plan”). The 401(k) Plan is open to all full-time employees of the Company subject to certain age requirements. Participants of the 401(k) Plan may elect to contribute a percentage of their salary, subject to Employee Retirement Income Security Act (“ERISA”) limitations. The Company provides a matching contribution. The Company’s matching contributions are at the discretion of the Board of Directors of the Company. Contributions of $4,157 were made for the fiscal year.

The Company maintains a defined contribution retirement plan for its employees in the United Kingdom. There is an optional employee contribution where the Company will contribute 200.00% of the employee selected contribution rate (minimum 3.00%) up to a maximum Company contribution rate of 10.00%. Eligible covered earnings are the employee’s base salary. Employees of the Company in the United Kingdom are eligible to participate on their first day of employment. Contributions of £170 were made during the fiscal year.

The Company maintains a defined contribution retirement plan for its employees in Spain. Employees of the Company in Spain from age 18 to 65 are eligible to participate after they complete an election to join this plan. Employer contributions are 1.60% of salary, up to a salary of €32 and 10.00% of salary above €32. Contributions of €90 were made during the fiscal year.

(Continued)

23.

NOTE 15 – UNIT BASED COMPENSATION

The Company has a unit-based compensation plan (the “Plan”) which provides for the grant of non-qualified unit options to selected officers and directors of the Company and any of its subsidiaries. The Company has authorized 70,000 units of membership ownership of the Company for options to be awarded under the Plan. The Compensation Committee of the Board of Directors of the Company administers the Plan and has the authority to determine the recipients to whom awards will be made, the terms of the vesting and forfeiture, the amounts of the awards, and other terms.

The Company awarded incentive options to certain employees of the Company which generally vest over a five-year period or upon change in control, as defined in the option award, with a maximum contractual term of 15 years. The fair value of unit options is estimated as of the date of grant using a Black-Scholes option pricing model. The estimated fair values of the unit options, including the effect of estimated forfeitures, are expensed on a straight-line basis over the vesting period of the option.

Compensation expense (net of estimated forfeitures) related to awards under the Plan for the fiscal year was $1,076. The total unrecognized compensation expense (net of estimated forfeitures) related to non-vested awards, as of September 30, 2017 was $4,441. The weighted average period over which the total unrecognized compensation cost is expected to be recognized is approximately three years; however, the subsequent change in control as described in Note 19 below will accelerate recognition of compensation expense.

If there are any modifications or cancellations of the underlying non-vested awards, the Company may be required to accelerate, increase, or cancel any remaining unearned compensation expense. Future compensation expense and unrecognized compensation expense may increase to the extent that additional equity awards are granted. In addition, there are certain exercise restrictions and provisions that could result in an adjustment to the exercise price. Such provisions would be triggered by a change in control or termination of the optionee prior to a change in control as defined by the option agreements.

A summary of the activity in the Plan for the fiscal year is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance as of September 30, 2016	33,222	$71.77	13.1
Granted	20,625	384.58
Forfeited	(3,750)	74.81
Balance as of September 30, 2017	50,097	200.33	12.9

As of September 30, 2017, there were 15,494 exercisable options under the Plan. The weighted average exercise price of vested options is $60.06 per share as of September 30, 2017. The weighted average contractual term of the vested options is 11.9 years.

(Continued)

24.

NOTE 15 – UNIT BASED COMPENSATION (Continued)

The weighted average grant date fair value of non-vested options during the fiscal year is as follows:

	Non-vested Options	Weighted Average Fair Value

Non-vested as of September 30, 2016	22,872	$51.08
Granted	20,625	246.68
Vested	(5,144)	68.39
Forfeited	(3,750)	74.81
Non-vested as of September 30, 2017	34,603	179.58

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following key assumptions for the fiscal year:

Expected term	9 years
Risk free interest rate	2.64%
Expected volatility	47.30%
Expected dividend yield	0.00%

The expected term of the options is based on the expected future employee exercise behavior as the Company does not have sufficient historical transactions of its own. The risk-free interest rate is based on U.S. Treasury rates at date of grant with maturity dates approximating the expected option term at the grant date. Volatility is based on the historical volatility of peer public entities as the Company does not have sufficient historical transactions of its own units on which to base expected volatility. The Company paid distributions of $99,224 during the fiscal year; however, the Company does not expect a dividend yield in the future and the distribution was not considered in the valuation of options.

(Continued)

25.

NOTE 16 – RELATED PARTY TRANSACTIONS

The Company pays an annual management fee, payable quarterly in the amount of $250 plus an EBITDA adjustment and expenses, to an affiliated entity to the majority member of the Company, in consideration for assistance with managing its operations and business. The annual management fee, before expenses, is not to exceed $1,400, plus reimbursement for expenses in any fiscal year. The Company incurred $1,427 of management fees and out-of-pocket costs for the fiscal year related to an affiliated entity for the monthly management fees all of which was paid as of September 30, 2017. The affiliated entity also earned transaction fees of $42 for the fiscal year related to the acquisition of AMP of which all was paid as of September 30, 2017. The Company recorded these transaction fees as a component of acquisition costs on the accompanying consolidated statement of comprehensive loss.

AMP’s 35.00% noncontrolling interest owner is also its largest customer. For the fiscal year, the Company earned $1,754 of sales from the noncontrolling interest partner, of which $1,349 was a part of accounts receivable as of September 30, 2017.

NOTE 17 – CORPORATE GUARANTEES AND COMMITMENTS

The Company maintains surety bonds totaling $71,871 for 13 customer contracts which provide a guarantee to the customer for future performance, which covers the deployment phase and the operations and maintenance phases. In the event a surety bond is called, the Company would be obligated to reimburse the issuer of the surety bond. The Company believes that there will not be any claims made against currently outstanding surety bonds. The bonds currently cover periods through the fiscal year ending September 30, 2021.

The former owner and corporate parent of the Company (the “Issuer”) has previously guaranteed in the ordinary course of business the future performance for seven customer contracts. These guarantees usually cover the deployment of the contract and may on occasion cover the operations, maintenance, and warranty phases of the contracts. In the event such guarantees are called, the Issuer would be obligated to reimburse the customer for the cost of completing the contract and the Company would be liable to reimburse the Issuer. The Company believes that there will not be any claims made against these guarantees.

(Continued)

26.

NOTE 18 – INCOME TAXES

The following table sets forth selected data with respect to the Company’s income tax benefit for the fiscal year:

Loss before income tax benefit:
Federal	$(15,599)
International	(2,208)
Total loss before income tax benefit	$(17,807)

Provision for income taxes - current:
Federal	$502
State	81
International	460
Total provision-current	1,043

Provision (benefit) for income taxes - deferred:
Federal	(6,200)
State	(484)
International	95
Total benefit - deferred	(6,589)
Total income tax benefit	$(5,546)

A reconciliation of the Company’s income tax benefit for the fiscal year with the amounts computed at the statutory federal income tax rate is as follows:

Computed income tax benefit at federal statutory rate	$(5,486)
State income tax benefit, net of federal tax benefit	(443)
Foreign income tax less than federal rate	343
Research and development credit	(1,114)
Permanent differences and other	424
Change in valuation allowance	730
$(5,546)

(Continued)

27.

NOTE 18 – INCOME TAXES (Continued)

Deferred tax assets and liabilities result from differences in the basis of assets and liabilities for tax and financial statement purposes. The components of the deferred tax assets and liabilities as of September 30, 2017 were as follows:

Deferred income tax assets:
Outside basis in partnership	$5,266
Net operating loss carryforwards	1,800
Research and development and other credits	1,595
Accrued expenses	3,654
Accrued interest	1,118
Gross deferred income tax assets	13,433
Valuation allowance	2,364
Total deferred income tax assets, net of valuation allowance	11,069
Deferred income tax liabilities:
Other	(115)
Total deferred income tax liabilities	(115)
Total net deferred income tax assets	$10,954

As of September 30, 2017, the Company had a total of $3,133 of U.S. and foreign income tax credit carryforwards available to offset future income taxes. These credits will begin to expire at various times beginning in the fiscal year ending September 30, 2031 through the fiscal year ending September 30, 2037.

As of September 30, 2017, the Company had recorded income tax benefits totaling $2,018 for federal, state, and foreign net operating loss carryforwards (“NOLs”). $1,822 of NOLs may be carried forward indefinitely while the remaining $196 will begin to expire at various times beginning in the fiscal year ending September 30, 2026.

As of September 30, 2017, the Company had $9,563 of gross unrecognized income tax benefits, of which $5,383 would impact the effective tax rate, if recognized. The Company’s policy is to record interest and penalties associated with the underpayment of income taxes as a component of the income tax benefit in the consolidated statement of comprehensive loss. The Company recognized expense related to interest and penalties of $146 in the fiscal year. The Company had $330 accrued for the payment of interest as of September 30, 2017. The Company estimates a possible decrease range of approximately $1,700 to $4,500 within the next 12 months due to the expiration of statute of limitations and the acceptance of a method change.

Unrecognized tax benefits as of September 30, 2017 were as follows:

Unrecognized tax benefit as of the beginning of the fiscal year	$8,599
Additions to tax positions relating to previous years	964
Total unrecognized tax benefits as of September 30, 2017	$9,563

(Continued)

28.

NOTE 18 – INCOME TAXES (Continued)

As of September 30, 2017, no deferred taxes have been provided on the accumulated unremitted earnings of the Company’s foreign subsidiaries that are not subject to U.S. income taxes. The Company periodically evaluates its foreign investment opportunities to determine the level of investment required and, accordingly, determines the level of foreign earnings that is considered indefinitely reinvested. Based upon this evaluation, earnings of the Company’s foreign subsidiaries that are not otherwise subject to U.S. income taxes are considered to be permanently reinvested, and accordingly, deferred income taxes have not been provided. If changes occur in future investment opportunities, those changes will be reflected when known and may result in providing residual U.S. deferred income taxes on unremitted foreign earnings.

For federal tax purposes, the Company’s U.S. federal tax returns for the fiscal years ended September 30, 2014, September 30, 2015, and September 30, 2016 remain open to examination. The Company also files tax returns in various foreign jurisdictions and numerous states for which various tax years are subject to examination. Specifically, the Company’s fiscal years ended September 30, 2014, September 30, 2015, and September 30, 2016 remain open to tax authority examination in Puerto Rico. Lastly, the Company’s tax return in Spain for the fiscal year ended September 30, 2016 is open to examination for a period of 10 years because the Company generated a taxable loss in this tax year.

NOTE 19 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events for potential recognition or disclosure through the date these consolidated financial statements were available to be issued, which was on April 19, 2018.

On December 22, 2017, the Company entered into a definitive agreement to sell 100.00% of the Company’s equity interests to a publicly traded company in exchange for $1,100,000 in cash. The transaction closed on February 2, 2018, at which time the Company became a wholly owned subsidiary of the publicly traded company.

In connection with the acquisition, amounts outstanding related to the revolving credit facility and term loan described in Note 13 were fully satisfied on February 2, 2018.

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